Exhibit 19.1

Ameren Corporation
Insider Trading Policy
I.Purpose
Ameren Corporation (including its direct and indirect subsidiaries, “Ameren” or the “Company”) has adopted this Insider Trading Policy (this “Policy”) to promote compliance with applicable laws that prohibit certain persons who are aware of Material Nonpublic Information (as defined below) about a company from: (i) trading in securities of that company; or (ii) providing Material Nonpublic Information to other persons who may trade on the basis of that information.
II.Scope
This Policy applies to (i) all directors, officers, and employees of Ameren, (ii) family members or domestic partners who share the same address as, or who are financially dependent upon a director, officer or employee ("Family Members"), (iii) any corporations, partnerships, trusts, or other entities owned or controlled by a director, officer or employee, or Family Member, and (iv) Ameren contractors and consultants who may have access to Material Nonpublic Information concerning Ameren or third parties conducting business with Ameren (collectively, “Insiders”). In addition, to promote compliance with insider trading laws, it is Ameren’s policy not to engage in transactions of Company Securities in violation of insider trading laws.
III.Certain Definitions:

a."Company Securities": All equity and debt securities issued by Ameren.

b."Material Nonpublic Information": Information is considered “material” if a reasonable investor would consider it important in deciding whether to buy, sell, or retain a security. Material information may be either positive or negative and is not limited to financial information. While it is not possible to define all categories of material information, some examples of information that would ordinarily be regarded as material include:

i.earnings guidance, projections, forecasts or results, or changes thereto;
ii.changes in dividends or dividend policy, declaration of stock splits or new     securities offerings;
iii.information relating to significant regulatory proceedings;
iv.significant strategic transactions, including mergers, acquisitions, joint ventures, partnerships, divestitures, or dispositions;
v.information about significant product or service developments;
vi.information relating to cybersecurity risks and incidents;
vii.information relating to major legal proceedings or governmental investigations; and
viii.information about executive officers or directors leaving or joining the Company.

Information is generally considered "nonpublic" until one full trading day after it has been disclosed broadly to investors through appropriate channels recognized by the Securities and Exchange Commission ("SEC"), such as through a publicly available SEC filing or press release issued through a national news wire service. Information that may be publicly available through other channels is insufficient even when the information is accurate.
c."Restricted Persons" means (i) all directors and officers of the Company and certain other employees who have been informed of their status as such in writing by the General Counsel (or the General Counsel's designees), (ii) Family Members of any of the individuals in clause (i), and (iii) all corporations, partnerships, trusts or other entities owned or controlled by any of the individuals in clause (i).

IV.Restrictions Applicable to All Insiders

a.General Prohibition on Insider Trading. Except as specifically provided in this Policy, no Insider shall, directly or indirectly:

i.Engage in transactions involving Company Securities (including gifts) while aware of Material Nonpublic Information regarding the Company. This prohibition includes, but is not limited to, the following transactions:
1.Purchase or sale of Company Securities in the open market (including through a broker);
2.Exercise of stock options where all or a portion of the acquired stock is immediately sold;
3.Additional cash (i.e., cash from personal funds) investments under the Company’s DRPlus Dividend Reinvestment and Stock Purchase Plan (the “DRP”);
4.Switching existing balances into or out of Company Securities in the Company’s Savings Investment Plan (the “401(k) Plan”);
5.Switching existing balances out of Company phantom stock units in the Company’s Deferred Incentive Savings Plan];
6.Gifts of Company Securities to an individual, contributions to a trust or philanthropic contributions to a 501(c)(3) or similar organization;
7.Transfer of Company Securities to or from a trust (including a Grantor Retained Annuity Trust) to the extent that the transfer will result in a change in beneficial ownership of the securities; or

ii.Engage in any transactions in the securities of another company, such as Company customers, distributors, vendors, or suppliers, or firms with which the Company may be negotiating a major transaction (an “Other Company”), while aware of Material Nonpublic Information concerning the Other Company when that information was obtained in the course of employment with, or the performance of services on behalf of, the Company.

b.Prohibition on Tipping Information to Others. Insiders are prohibited from engaging in stock tipping. Stock tipping is the disclosure of Material Nonpublic Information to another person to enable the person to buy or sell securities on the basis of such information. This policy applies to tipping Material Nonpublic Information about (i) the Company or (ii) an Other Company when that information was obtained in the course of employment with, or the performance of services on behalf of, the Company.

c.Prohibition on Short-Term Trading, Hedging and Derivative Transactions. Insiders are prohibited from engaging in short-term, speculative (“in and out”) trading in Company Securities, as well as hedging and other derivative transactions with respect to Company Securities (other than transactions in employee stock options). These prohibited transactions are characterized by short sales, “put” or “call” options, swaps, collars or similar derivative transactions. Such transactions can create the appearance of impropriety and may become the subject of investigative action by the SEC or another regulatory authority in the event of any unusual activity in the stock or the stock price performance.

d.Prohibition on Limit Orders. Limit orders (in which a broker is instructed to buy or sell a specified number of shares in the future if and when the stock reaches a predetermined price) are prohibited, unless they are effected pursuant to a pre-approved written trading plan entered into in accordance with Rule 10b5-1 under the Securities Exchange Act (the “Exchange Act”), as discussed below (a “10b5-1 Plan”).

e.Post-Employment Transactions. After employment with the Company terminates, a former employee may not trade in Company Securities or engage in tipping while aware of any Material Nonpublic Information.

V.Additional Restrictions Applicable to Restricted Persons

a.Pre-clearance of Transactions in Company Stock. Except as otherwise specified in this Policy, Restricted Persons may not at any time (even if outside of a Blackout Period, as defined below), either directly or indirectly, engage in any transaction involving Company Securities (including gifts) without first obtaining pre-clearance of the transaction from the General Counsel or the General Counsel’s designees. The General Counsel or the General Counsel’s designees are under no obligation to approve a transaction submitted for pre-clearance or to disclose the reason for not approving it. If a proposed transaction is not approved under the pre-clearance policy, the person requesting pre-clearance should refrain from initiating any transaction in Company securities and should not inform anyone within or outside of the Company of the restriction.

Pre-clearance requests must be submitted to the General Counsel via email at least 24 hours prior to the proposed transaction. Pre-clearance requests must include:
•The date of the proposed transaction;

•Confirmation that the Restricted Person has read and is familiar with this Policy;
•Confirmation that the Restricted Person is not aware of any Material Nonpublic Information; and
•Confirmation that, following the transaction, the Restricted Person will remain in compliance with any applicable stock holding requirements.

Upon pre-clearance, the order for the planned transaction must be placed by the close of business on the second business day following the day of the pre-clearance (for example, by the close of business on Wednesday for pre-clearance received on Monday). If additional time elapses, another pre-clearance will be required as circumstances may have changed over that time period. If the person requesting pre-clearance acquires Material Nonpublic Information concerning the Company prior to executing the transaction, such transaction may not be executed.

b.Blackout Periods.

i.Quarterly Blackout Periods. Except as specifically provided in this Policy, to avoid even the appearance of trading while aware of Material Nonpublic Information, Restricted Persons may not, either directly or indirectly, engage in any transaction involving Company Securities during the period beginning on the fifteenth day of the third calendar month of a particular fiscal quarter (i.e. March 15, June 15, September 15 and December 15) and ending at the opening of trading on the second trading day after the date of public disclosure of the financial results (earnings statement) for that particular fiscal quarter. Restricted Persons will receive notice of the quarterly blackout period from the General Counsel (or the General Counsel's designee) before the start of each blackout period. Any exceptions to the quarterly blackout periods may be granted only with the consent of the Chief Executive Officer.

ii.Special Blackout Periods. From time to time, facts and circumstances may arise that are potentially material to the Company. In such an instance, the General Counsel (or the General Counsel’s designees) may designate certain persons who may not trade in Company Securities while the potentially Material Nonpublic Information remains nonpublic. The existence of an event-specific blackout period will not be announced to anyone other than those who are subject to that blackout period. Any person made aware of the existence of an event-specific blackout period may not disclose its existence to any other person.

VI.Exceptions for Transactions under Company Plans
The prohibitions under Sections IV and V of this Policy do not apply to the following transactions, except as specifically noted:
i.401(k) Plan. Matching contributions in Company stock in the 401(k) Plan resulting from periodic contributions of money to the plan pursuant to payroll deduction elections. However, Sections IV and V of this Policy do apply to certain elections made under the 401(k) Plan, including:
1.An election to increase or decrease the percentage of periodic contributions that will be allocated to the Company Stock fund;
2.An election to make an intra-plan transfer of an existing account balance into or out of the Company Stock fund;
3.An election to borrow money against a 401(k) Pan account if the loan will result in a liquidation of some or all of the Company Stock fund balance; and
4.An election to pre-pay a 401(k) Plan loan if the pre-payment will result in allocation of loan proceeds to the Company Sock fund.

ii.Dividend Reinvestment Plan. Regular reinvestment of dividends or regular continuing purchases of Company stock through the DRP in accordance with Plan requirements. However, the prohibitions under Section IV and V do apply to voluntary purchases of Company Securities resulting from elections to increase contributions to the DRP, and to elections to participate in the DRP or increase levels of participation in the DRP. This Policy also applies to sales of any Company Securities purchased pursuant to the DRP.

iii.Certain Stock Option Exercises. Exercise of stock options, either on a “cash for stock” or “stock for stock” basis, where no Company stock is sold to fund the option exercise.

VII.10b5-1 Plans
Restricted Persons may enter into (or modify, including terminations) trading arrangements under Rule 10b5-1 under the Exchange Act, solely with the prior written consent of the General Counsel. Such plans must meet the applicable requirements of Rule 10b5-1 under the Exchange Act, including the cooling off period and representations requirements and limitations on overlapping and single-trade plans. Transactions pursuant to a properly approved 10b5-1 Plan are not subject to the pre-clearance or blackout period restrictions under Section V.
VIII.Margin Accounts
The Company’s directors and executive officers are prohibited from holding Company Securities in a margin account unless all Company Securities held in such account are blocked from being margined or pledged as collateral.
IX.Compliance and Enforcement Responsibilities
All employees have responsibility for promptly reporting violations of this Policy. All managers have responsibility for ensuring their personnel participate in any required Company training on insider trading. The Office of General Counsel is responsible for maintaining this Policy.
The purchase or sale of securities while aware of Material Nonpublic Information about the issuer of such securities, or the disclosure of Material Nonpublic Information about an issuer to others who then trade in the issuer’s securities, is prohibited by the federal and state laws. Punishment for insider trading could include significant fines and imprisonment.
Violations of this Policy must be reported to the Office of General Counsel. All reports of alleged violations of this Policy will be investigated. Violations of this Policy may result in disciplinary action, up to and including termination, and/or civil and criminal prosecution.
If you have a question or need guidance regarding this policy, please contact the Office of the General Counsel.
Dated: February 7, 2025